Exhibit 11

GIBSON GREETINGS, INC.
COMPUTATION OF INCOME (LOSS) PER SHARE
(In thousands except per share amounts)

                                    Twelve Months Ended December 31,
                                ----------------------------------------
                                   1996           1995           1994
                                ----------     ----------     ----------

Net income (loss)               $   21,962     $ (46,489)     $ (28,603)
                                ==========     ==========     ==========

Weighted average number
 of shares of common
 stock and equivalents
 outstanding:

   Common stock                     16,094         16,084         16,087
   Options                             354            159             43
                                ----------     ----------     ----------
                                    16,448         16,243         16,130
                                ==========     ==========     ==========

Net income (loss) per
  share                         $     1.34     $    (2.86)    $    (1.77)
                                ==========     ==========     ==========



















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